Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS

REPORTS FISCAL FOURTH QUARTER 2022 AND FISCAL YEAR 2022 RESULTS AND

ANNOUNCES INCREASE IN DIVIDEND PAYMENT

FORT WORTH, Texas, Dec. 13, 2022 – PHX MINERALS INC., “PHX” or the “Company” (NYSE: PHX), today reported financial and operating results for the fiscal fourth quarter and fiscal year ended Sept. 30, 2022.

SUMMARY OF RESULTS FOR THE PERIOD ENDED SEPT. 30, 2022

•
Net income in the fiscal fourth quarter of 2022 and full fiscal year 2022 was $9.2 million, or $0.26 per share, and $20.4 million, or $0.59 per share, respectively, compared to net income of $8.6 million, or $0.25 per share, in the fiscal third quarter of 2022 and net loss of $(6.2) million, or $(0.24) per share, for fiscal year 2021.
•
Adjusted EBITDA(1) in the fiscal fourth quarter of 2022 and full fiscal year 2022 was $8.4 million and $25.8 million, respectively, compared to $7.2 million in the fiscal third quarter of 2022 and $15.7 million for fiscal year 2021.
•
Royalty production volumes for the fiscal fourth quarter of 2022 increased 15% to a record 1,842 Mmcfe, and total production volumes for the fiscal fourth quarter of 2022 increased 7% to 2,592 Mmcfe, compared to the fiscal third quarter of 2022.
•
Royalty production volumes for fiscal year 2022 increased 49% to 6,209 Mmcfe, and total production volumes for fiscal year 2022 increased 6% to 9,609 Mmcfe, compared to fiscal year 2021.
•
172 gross (0.85 net) wells in progress as of Sept. 30, 2022, compared to 155 gross (0.79 net) as of June 30, 2022.
•
Net total proved royalty interest reserves increased 45% to 52.8 Bcfe at Sept. 30, 2022 from 36.4 Bcfe at Sept. 30, 2021.
•
Total debt was $28.3 million and the debt to adjusted EBITDA (TTM) (1) ratio was 1.10x at Sept. 30, 2022.
•
During the fiscal fourth quarter of 2022, PHX closed on acquisitions totaling 923 net royalty acres located in the SCOOP and the Haynesville plays for approximately $13.5 million, bringing the total acquisitions in fiscal year 2022 to 4,570 net royalty acres for approximately $48.0 million.

SUBSEQUENT EVENTS

•
PHX announced a 12.5% increase in its fixed quarterly dividend to $0.0225 per share, payable on March 3, 2023, to stockholders of record on Feb. 17, 2023.
•
On Dec. 7, 2022, PHX had its borrowing base reaffirmed at $50 million and added an additional bank to the lending group.
•
Since Sept. 30, 2022, PHX has closed on additional acquisitions of 930 net royalty acres located in the SCOOP and Haynesville plays for approximately $10.3 million.
•
On Dec. 9, 2022, PHX’s Board approved a change in fiscal year from the twelve months beginning Oct. 1st and ending Sept. 30th to the twelve months beginning Jan. 1st and ending Dec. 31st. PHX’s fiscal year 2023 will begin Jan. 1, 2023 and end Dec. 31, 2023.
•
On Dec. 12, 2022, PHX voluntarily terminated its At-The-Market Equity Offering Sales Agreement, dated Aug. 25, 2021.
(1)
This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Chad L. Stephens, President and CEO, commented, “In fiscal 2022, we made significant progress in the strategic transition that we began in late 2019. This strategy, to exit legacy assets and transition to a low fixed-cost royalty production model, is coming into sharp focus as demonstrated by the significant improvements in our financial results. We are executing according to our stated plan,

PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

growing our royalty reserves, high grading our asset base and generating meaningful profitability and cash flow. In response, both royalty production and royalty reserves reached all-time high levels in the fourth fiscal quarter. Looking ahead, 2023 should prove to be the final year of this transformative transition as we plan to divest a material portion of our remaining legacy non-operated working interest assets. Following these planned divestitures, royalty volumes will represent greater than 90% of total corporate volumes, leaving working interest volumes virtually immaterial.”

“Our strategy to allocate capital to existing and near-term potential royalty production acquisitions is working, delivering returns ahead of our expectations,” continued Mr. Stephens. “Importantly, our pipeline for acquisitions in our targeted regions remains robust. Also, supply and demand for natural gas remains favorable, which supports strong commodity pricing and gives us the environment to continue to improve profitability and cashflow. Our plan remains steadfast: to utilize the majority of our free cash flow to acquire additional mineral and royalty assets in our core focus areas with the expectation that these acquisitions will quickly convert to additional royalty production volumes. Simultaneously, as we work to continue to scale and expand profitability, we should be positioned to continue to increase our cash dividend which has risen 125% over the last 6 quarters.”

FINANCIAL HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
Royalty Interest Sales	$15,411,544	$6,007,389	$44,484,472	$18,432,035
Working Interest Sales	$6,416,490	$6,071,031	$25,376,159	$19,317,009
Natural Gas, Oil and NGL Sales	$21,828,034	$12,078,420	$69,860,631	$37,749,044

Gains (Losses) on Derivative Contracts	$(4,298,614)	$(8,112,827)	$(16,833,078)	$(16,202,489)
Lease Bonuses and Rental Income	$17,350	$105,974	$467,502	$425,113
Total Revenue	$17,546,770	$4,071,567	$53,495,055	$21,971,668

Lease Operating Expense
per Working Interest Mcfe	$1.28	$0.93	$1.19	$0.86
Transportation, Gathering and Marketing
per Mcfe	$0.68	$0.74	$0.61	$0.64
Production Tax per Mcfe	$0.36	$0.28	$0.34	$0.21
Cash G&A Expense per Mcfe (1)	$1.06	$0.82	$0.95	$0.79
G&A Expense per Mcfe	$1.46	$0.97	$1.20	$0.90
Interest Expense per Mcfe	$0.18	$0.09	$0.12	$0.11
DD&A per Mcfe	$0.60	$0.71	$0.76	$0.85
Total Expense per Mcfe	$3.65	$3.30	$3.45	$3.18

Net Income (Loss)	$9,158,468	$(3,764,200)	$20,409,272	$(6,217,237)
Adjusted EBITDA (2)	$8,395,965	$4,219,914	$25,825,548	$15,726,260

Cash Flow from Operations	$13,192,676	$(6,298,246)	$37,531,650	$3,942,087
CapEx	$201,114	$36,413	$552,638	$733,172
CapEx - Mineral Acquisitions	$13,652,829	$1,287,082	$43,525,236	$20,624,347

Borrowing Base			$50,000,000	$27,500,000
Debt			$28,300,000	$17,500,000
Debt to Adjusted EBITDA (TTM) (2)			1.10	1.11

(1)
Cash G&A expense is G&A excluding restricted stock and deferred director’s expense from the adjusted EBITDA table on page 13.
(2)
This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

OPERATING HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021
Gas Mcf Sold	2,047,614	1,609,101	7,427,708	6,699,720
Average Sales Price per Mcf before the
effects of settled derivative contracts	$7.61	$4.27	$6.16	$3.13
Average Sales Price per Mcf after the
effects of settled derivative contracts	$5.08	$3.54	$4.09	$2.95
% of sales subject to hedges	58%	72%	62%	62%
Oil Barrels Sold	49,902	54,043	198,535	224,479
Average Sales Price per Bbl before the
effects of settled derivative contracts	$94.07	$68.02	$91.32	$56.58
Average Sales Price per Bbl after the
effects of settled derivative contracts	$57.80	$45.09	$57.67	$48.17
% of sales subject to hedges	62%	77%	72%	75%
NGL Barrels Sold	40,761	46,369	165,120	171,488
Average Sales Price per Bbl(1)	$37.89	$32.91	$36.11	$23.80

Mcfe Sold	2,591,588	2,211,570	9,609,638	9,075,519
Natural gas, oil and NGL sales before the
effects of settled derivative contracts	$21,828,034	$12,078,420	$69,860,631	$37,749,044
Natural gas, oil and NGL sales after the
effects of settled derivative contracts	$14,832,521	$9,652,336	$47,804,278	$34,634,153

(1) There were no NGL settled derivative contracts during the 2022 and 2021 periods.

Total Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2022	2,047,614	49,902	40,761	2,591,588
6/30/2022	1,897,799	48,928	39,732	2,429,760
3/31/2022	1,908,030	51,631	40,371	2,460,042
12/31/2021	1,574,265	48,074	44,256	2,128,248

Total production volumes attributable to natural gas were 79% and 78%, respectively, for the fiscal fourth quarter of 2022 and fiscal year 2022.

Royalty Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2022	1,525,363	32,202	20,488	1,841,502
6/30/2022	1,283,737	32,562	19,369	1,595,323
3/31/2022	1,261,949	28,758	18,852	1,547,609
12/31/2021	949,523	25,996	19,953	1,225,220

Royalty production volumes attributable to natural gas were 83% and 81%, respectively, for the fiscal fourth quarter and fiscal year of 2022.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

Working Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2022	522,251	17,700	20,273	750,086
6/30/2022	614,062	16,366	20,363	834,437
3/31/2022	646,081	22,873	21,519	912,433
12/31/2021	624,742	22,078	24,303	903,028

FISCAL FOURTH QUARTER ENDED SEPT. 30, 2022 RESULTS

The Company recorded fiscal fourth quarter 2022 net income of $9,158,468, or $0.26 per share, as compared to a net loss of ($3,764,200), or ($0.12) per share, in the fiscal fourth quarter 2021. The change in net income was principally the result of increased natural gas, oil and NGL sales, decreased losses associated with our hedge contracts and increased gains on asset sales, partially offset by an increase in general and administrative costs, or G&A, and income tax expense.

Natural gas, oil and NGL revenue increased $9,749,614, or 81%, for the fiscal fourth quarter 2022, compared to the corresponding fiscal 2021 quarter, due to increases in natural gas, oil and NGL prices of 78%, 38% and 15%, respectively, and an increase in natural gas volumes of 27%, partially offset by a decrease in oil and NGL volumes of 8% and 12%, respectively.

The production increase in royalty volumes during the fiscal quarter ended Sept. 30, 2022, as compared to the fiscal quarter ended Sept. 30, 2021, was primarily due to acquisitions and new drilling in the Haynesville and SCOOP plays. The decrease in working interest volumes resulted from the divestiture of low-value legacy working interests in Oklahoma and the Fayetteville Shale in Arkansas, naturally declining production in high-interest wells in the Arkoma Stack and STACK plays, and shut-in legacy wells in the Eagle Ford play while the operator completes new offset wells.

The Company had a net loss on derivative contracts of ($4,298,614) in the fiscal fourth quarter 2022, as compared to a net loss of ($8,112,827) in the fiscal fourth quarter 2021, of which ($5,938,317) is a loss on settled derivatives and $1,639,703 is a non-cash gain on derivatives with respect to the fiscal fourth quarter 2022. Loss on settled derivative contracts for the fiscal fourth quarter 2022 excludes $1,057,197 of cash paid to settle off-market derivative contracts. The change in net loss on derivative contracts was due to the Company’s settlements of natural gas and oil collars and fixed price swaps and the change in valuation caused by the difference in Sept. 30, 2022 pricing relative to the strike price on open derivative contracts.

The 11% increase in total cost per Mcfe in the fiscal fourth quarter 2022, relative to the fiscal fourth quarter 2021, was primarily driven by an increase in G&A and production taxes. G&A increased $1,640,954, or 77%, in the fiscal fourth quarter 2022, compared to the corresponding fiscal 2021 quarter due to increased legal and accounting expenses associated with higher transaction activity and restricted stock expense. Production taxes increased $307,064, or 49%, due to an increase in natural gas, oil and NGL revenue, but decreased as a percent of natural gas, oil and NGL revenue in the fiscal fourth quarter 2022, compared to the corresponding fiscal 2021 quarter, from 5.2% to 4.3%.

Income tax expense increased in the fiscal fourth quarter 2022 due to net income of $9,158,468, compared to the ($3,764,200) net loss recorded in the fiscal fourth quarter 2021.

FISCAL YEAR 2022 RESULTS

The Company recorded net income of $20,409,272, or $0.59 per share, in the fiscal year ended Sept. 30, 2022 (“fiscal year 2022”), as compared to a net loss of $(6,217,237), or $(0.24) per share, in the fiscal year ended Sept. 30, 2021 (“fiscal year 2021”). The change in net income was principally the result of increased natural gas, oil and NGL sales and gains on asset sales, and decreased depreciation, depletion and amortization, or DD&A, partially offset by an increase in income tax expense, losses on derivative contracts, production taxes, and G&A.

Natural gas, oil and NGL sales increased $32,111,587, or 85%, for fiscal year 2022, compared to fiscal year 2021, due to increases in natural gas, oil and NGL prices of 97%, 61% and 52%, respectively, and an increase in natural gas volumes of 11%, partially offset by a decrease in oil and NGL volumes of 12% and 4%, respectively.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

The increase in natural gas production was primarily due to acquisitions and new drilling in the Haynesville play, and slightly offset by divestiture of working interest assets in the Fayetteville Shale and naturally declining production in the Arkoma STACK. The decrease in oil production was a result of naturally declining production in high interest wells in the Eagle Ford and Bakken plays, wells shut in for workovers in the Eagle Ford, our strategy of no longer participating with working interest in new drilling in the Eagle Ford and the natural decline of wells brought online in fiscal year 2021 in the STACK play. These decreases were partially offset by new drilling and acquisitions in the SCOOP. The decrease in NGL production is primarily attributable to the natural decline in high interest, liquids rich wells in the STACK. This was partially offset by new wells in the SCOOP.

The Company had a net loss on derivative contracts of ($16,833,078) in fiscal year 2022, as compared to a net loss of ($16,202,489) in fiscal year 2021, of which ($14,533,560) is a loss on settled derivatives and ($2,299,518) is a non-cash loss on derivatives with respect to fiscal year 2022. Loss on settled derivative contracts for fiscal year 2022 excludes $7,522,794 of cash paid to settle off-market derivative contracts. The change in net loss on derivative contracts was due to the Company’s settlements of natural gas and oil collars and fixed price swaps and the change in valuation caused by the difference in Sept. 30, 2022, pricing relative to the strike price on open derivative contracts.

The 8% increase in total cost per Mcfe in fiscal year 2022, relative to fiscal year 2021, was primarily driven by an increase in G&A and production taxes, partially offset by a decrease in DD&A. G&A increased $3,292,712, or 40%, in fiscal year 2022 compared to the fiscal year 2021 due to legal and accounting expenses associated with reincorporating in the state of Delaware and increased transaction activity, increased wage inflation and increased restricted stock expense. Production taxes increased $1,292,563, or 67%, due to increase in natural gas, oil and NGL revenue, but decreased as a percentage of natural gas, oil and NGL revenue in fiscal year 2022, compared to the fiscal year 2021 from 5.1% to 4.6%. DD&A decreased $467,686, or 6%, in fiscal year 2022 to $0.76 per Mcfe, as compared to $0.85 per Mcfe in fiscal year 2021. Of the DD&A decrease, $921,685 was a result of a $0.09 decrease in the DD&A rate per Mcfe, partially offset by an increase of $453,999 resulting from production increasing 6% in fiscal year 2022, compared to fiscal year 2021. The DD&A rate per Mcfe decrease was due to working interest divestitures, partially offset by royalty interest acquisitions during fiscal year 2022.

Income tax expense increased in fiscal year 2022 due to net income of $20,409,272, compared to the $(6,217,237) net loss in fiscal year 2021.

OPERATIONS UPDATE

During the fiscal fourth quarter of 2022, the Company converted 49 gross (0.22 net) wells to producing status, including 18 gross (0.057 net) in the SCOOP and 8 gross (0.057 net) in the Haynesville, compared to 96 gross (0.25 net) wells, including 39 gross (0.19 net) in the SCOOP and 12 gross (0.03 net) in the Haynesville, during the fiscal third quarter of 2022.

During fiscal year 2022, the Company converted 318 gross (1.07 net) wells to producing status, including 108 gross (0.22 net) in the SCOOP and 84 gross (0.57 net) in the Haynesville, compared to 147 gross (0.56 net) wells in fiscal year 2021.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

At Sept. 30, 2022, the Company had a total of 172 gross (0.85 net) wells in progress across its mineral positions and 64 gross (0.21 net) active permitted wells, compared to 155 gross (0.79 net) wells in progress and 65 gross (0.21 net) active permitted wells at June 30, 2022. As of Nov. 28, 2022, 26 rigs were operating on the Company’s acreage with 99 rigs operating within 2.5 miles of its acreage, compared to 25 rigs operating on the Company’s acreage with 96 rigs operating within 2.5 miles of its acreage as of June 30, 2022.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Fayetteville	Haynesville	Other	Total
As of Sept. 30, 2022:
Gross Wells in Progress on PHX Acreage	42	27	10	5	-	80	8	172
Net Wells in Progress on PHX Acreage	0.15	0.05	0.07	0.003	-	0.56	0.02	0.85
Gross Active Permits on PHX Acreage	22	6	7	-	-	23	6	64

As of Nov. 28, 2022:
Rigs Present on PHX Acreage	11	3	1	2	-	9	-	26
Rigs Within 2.5 Miles of PHX Acreage	25	18	4	2	-	39	11	99

Leasing Activity

During the fiscal fourth quarter of 2022, the Company leased 266 net mineral acres for an average bonus payment of $450 per net mineral acre and an average royalty of 22%.

ACQUISITION AND DIVESTITURE UPDATE

During the fiscal fourth quarter of 2022, the Company purchased 923 net royalty acres for approximately $13.5 million and sold 112 net mineral acres, which were outside our core focus areas and predominantly undeveloped and unleased, for approximately $0.1 million. The Company also sold 243 gross non-operated working interest wellbores for approximately $5.3 million.

	Fiscal Fourth Quarter 2022 Acquisitions
	SCOOP	Haynesville	Other	Total
Net Mineral Acres Purchased	114	450	-	564
Net Royalty Acres Purchased	157	766	-	923

During fiscal year 2022, the Company purchased 4,570 net royalty acres for approximately $48.0 million and sold 9,707 net mineral acres, which were outside our core focus areas and predominantly undeveloped and unleased, for approximately $2.7 million. The Company also sold 1,001 gross non-operated working interest wellbores for approximately $10.5 million.

	Fiscal Year 2022 Acquisitions
	SCOOP	Haynesville	Other	Total
Net Mineral Acres Purchased	823	2,204	-	3,027
Net Royalty Acres Purchased	989	3,581	-	4,570

ROYALTY RESERVES UPDATE

At Sept. 30, 2022, proved royalty reserves increased 45% to 52.8 Bcfe compared to 36.4 Bcfe at Sept. 30, 2021. Proved developed reserves increased by 8.7 Bcfe and proved undeveloped reserves increased by 7.7 Bcfe, primarily due to execution of our acquisition strategy and increased activity in the Haynesville and SCOOP plays.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

	Proved Royalty Interest
	Reserves SEC Pricing
	Sept. 30, 2022	Sept. 30, 2021
Proved Developed Reserves:
Mcf of Gas	32,055,133	23,978,345
Barrels of Oil	607,727	667,457
Barrels of NGL	685,166	527,142
Mcfe (1)	39,812,491	31,145,939
Proved Undeveloped Reserves:
Mcf of Gas	11,933,021	4,664,782
Barrels of Oil	106,924	64,979
Barrels of NGL	64,637	34,762
Mcfe (1)	12,962,387	5,263,228
Total Proved Reserves:
Mcf of Gas	43,988,154	28,643,127
Barrels of Oil	714,651	732,436
Barrels of NGL	749,803	561,904
Mcfe (1)	52,774,878	36,409,167

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$119,710,945	$45,948,690
Proved Undeveloped	52,978,389	9,731,035
Total	$172,689,334	$55,679,725

(1) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis.

TOTAL RESERVES UPDATE

At Sept. 30, 2022, proved reserves were 81.1 Bcfe, as calculated by Cawley, Gillespie and Associates, Inc., the Company’s independent consulting petroleum engineering firm. This was a 2% decrease, compared to the 83.0 Bcfe of proved reserves at Sept. 30, 2021. Total proved developed reserves decreased 12% to 68.1 Bcfe, as compared to Sept. 30, 2021, reserve volumes, mainly due to sales of working interest properties in the Fayetteville Shale, Arkoma Stack and Western Anadarko Basin. SEC prices used for the Sept. 30, 2022, report averaged $6.41 per Mcf for natural gas, $90.33 per barrel for oil and $38.09 per barrel for NGL, compared to $2.79 per Mcf for natural gas, $56.51 per barrel for oil and $20.58 per barrel for NGL for the Sept. 30, 2021, report. These prices reflect net prices received at the wellhead.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

	Proved Reserves SEC Pricing
	Sept. 30, 2022	Sept. 30, 2021
Proved Developed Reserves:
Mcf of Gas	50,304,185	60,287,881
Barrels of Oil	1,275,853	1,439,860
Barrels of NGL	1,698,046	1,467,092
Mcfe (1)	68,147,579	77,729,593
Proved Undeveloped Reserves:
Mcf of Gas	11,933,021	4,664,787
Barrels of Oil	106,924	64,980
Barrels of NGL	64,637	34,761
Mcfe (1)	12,962,387	5,263,233
Total Proved Reserves:
Mcf of Gas	62,237,206	64,952,668
Barrels of Oil	1,382,777	1,504,840
Barrels of NGL	1,762,683	1,501,853
Mcfe (1)	81,109,966	82,992,826

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$184,948,239	$86,793,303
Proved Undeveloped	52,978,389	9,731,036
Total	$237,926,628	$96,524,339
SEC Pricing
Gas/Mcf	$6.41	$2.79
Oil/Barrel	$90.33	$56.51
NGL/Barrel	$38.09	$20.58

Proved Reserves - Projected Future Pricing (2)

10% Discounted Estimated Future	Proved Reserves
Net Cash Flows (before income taxes):	Sept. 30, 2022	Sept. 30, 2021
Proved Developed	$128,718,584	$111,007,369
Proved Undeveloped	39,770,031	11,989,928
Total	$168,488,615	$122,997,297

(1) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis.
(2) Projected futures pricing as of Sept. 30, 2022, and Sept. 30, 2021, basis adjusted to Company wellhead price.

FOURTH QUARTER EARNINGS CALL

PHX will host a conference call to discuss the Company’s fiscal fourth quarter 2022 results at 11:00 a.m. EST tomorrow, Dec. 14, 2022. Management’s discussion will be followed by a question-and-answer session with investors. To participate on the conference call, please dial 877-407-3088 (domestic) or 201-389-0927 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-660-6853 and the PIN for the replay is 13734289. A webcast will be available at https://event.choruscall.com/mediaframe/webcast.html?webcastid=pL7VYYvq.

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

FINANCIAL RESULTS

Statements of Operations

	Three Months Ended Sept. 30,		Year Ended Sept. 30,
	2022	2021	2022	2021
Revenues:
Natural gas, oil and NGL sales	$21,828,034	$12,078,420	$69,860,631	$37,749,044
Lease bonuses and rental income	17,350	105,974	467,502	425,113
Gains (losses) on derivative contracts	(4,298,614)	(8,112,827)	(16,833,078)	(16,202,489)
	17,546,770	4,071,567	53,495,055	21,971,668
Costs and expenses:
Lease operating expenses	961,148	1,130,916	4,047,420	4,230,968
Transportation, gathering and marketing	1,758,132	1,628,634	5,890,390	5,767,287
Production taxes	929,330	622,266	3,230,867	1,938,304
Depreciation, depletion and amortization	1,550,410	1,569,631	7,278,118	7,745,804
Provision for impairment	2,703	4,620	14,565	50,475
Interest expense	471,716	204,925	1,164,992	995,127
General and administrative	3,783,159	2,142,205	11,500,594	8,207,882
Loss on debt extinguishment	-	260,236	-	260,236
Losses (gains) on asset sales and other	(3,499,296)	(178,615)	(4,243,163)	(356,127)
Total costs and expenses	5,957,302	7,384,818	28,883,783	28,839,956
Income (loss) before provision (benefit) for income taxes	11,589,468	(3,313,251)	24,611,272	(6,868,288)

Provision (benefit) for income taxes	2,431,000	450,949	4,202,000	(651,051)

Net income (loss)	$9,158,468	$(3,764,200)	$20,409,272	$(6,217,237)

Basic and diluted earnings (loss) per common share	$0.26	$(0.12)	$0.59	$(0.24)

Weighted average shares outstanding:
Basic	35,573,813	30,207,492	34,403,498	25,925,536
Diluted	35,916,878	30,207,492	34,560,310	25,925,536

Dividends per share of
common stock paid in period	$0.02	$0.01	$0.065	$0.04

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

Balance Sheets

	Sept. 30, 2022	Sept. 30, 2021
Assets
Current assets:
Cash and cash equivalents	$3,396,809	$2,438,511
Natural gas, oil, and NGL sales receivables (net of $0	13,152,274	6,428,982
allowance for uncollectable accounts)
Refundable income taxes	-	2,413,942
Other	1,372,847	942,082
Total current assets	17,921,930	12,223,517

Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	248,978,928	319,984,874
Non-producing natural gas and oil properties	51,779,336	40,466,098
Other	1,085,056	794,179
	301,843,320	361,245,151
Less accumulated depreciation, depletion and amortization	(168,759,385)	(257,643,661)
Net properties and equipment	133,083,935	103,601,490

Operating lease right-of-use assets	739,131	607,414
Other, net	757,116	578,593
Total assets	$152,502,112	$117,011,014

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$647,217	$772,717
Derivative contracts, net	7,873,979	12,087,988
Income taxes payable	495,858	334,050
Current portion of operating lease liability	213,355	132,287
Accrued liabilities and other	2,032,275	1,809,337
Total current liabilities	11,262,684	15,136,379

Long-term debt	28,300,000	17,500,000
Deferred income taxes, net	1,585,906	343,906
Asset retirement obligations	1,901,904	2,836,172
Derivative contracts, net	687,212	1,696,479
Operating lease liability, net of current portion	985,887	789,339

Total liabilities	44,723,593	38,302,275

Stockholders' equity:
Voting common stock, par value $0.01666 per share: 54,000,500 shares authorized and 35,776,752 shares issued and outstanding at Sept. 30, 2022;
36,000,500 shares authorized and 32,770,433 shares issued and	596,041	545,956
outstanding at Sept. 30, 2021
Capital in excess of par value	44,177,051	33,213,645
Deferred directors' compensation	1,496,243	1,768,151
Retained earnings	67,117,791	48,966,420
	113,387,126	84,494,172
Less treasury stock, at cost; 377,232 shares at Sept. 30,
2022, and 388,545 shares at Sept. 30, 2021	(5,608,607)	(5,785,433)
Total stockholders' equity	107,778,519	78,708,739
Total liabilities and stockholders' equity	$152,502,112	$117,011,014

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

Condensed Statements of Cash Flows

	Year Ended Sept. 30,
	2022	2021
Operating Activities
Net income (loss)	$20,409,272	$(6,217,237)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,278,118	7,745,804
Impairment of producing properties	14,565	50,475
Provision for deferred income taxes	1,242,000	(985,101)
Gain from leasing fee mineral acreage	(466,341)	(421,915)
Proceeds from leasing fee mineral acreage	688,207	441,653
Net (gain) loss on sales of assets	(4,423,646)	(309,348)
Directors' deferred compensation expense	191,852	234,466
Total (gain) loss on derivative contracts	16,833,078	16,202,489
Cash receipts (payments) on settled derivative contracts	(2,796,250)	(11,925,669)
Restricted stock awards	2,211,673	801,200
Loss on debt extinguishment	-	260,236
Other	87,353	(11,099)
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(6,723,292)	(3,485,762)
Refundable (payable) income taxes	2,413,942	1,391,285
Other current assets	250,568	(436,401)
Accounts payable	(10,305)	(151,875)
Other non-current assets	(380,964)	(86,282)
Income taxes payable	161,808	-
Accrued liabilities	550,012	845,168
Total adjustments	17,122,378	10,159,324
Net cash provided by operating activities	37,531,650	3,942,087

Investing Activities
Capital expenditures	(552,638)	(733,172)
Acquisition of minerals and overriding royalty interests	(43,525,236)	(20,624,347)
Net proceeds from sales of assets	13,217,844	988,600
Net cash provided (used) by investing activities	(30,860,030)	(20,368,919)

Financing Activities
Borrowings under credit facility	21,300,000	26,300,000
Payments of loan principal	(10,500,000)	(37,550,000)
Net proceeds from equity issuance	5,006,538	11,688,137
Cash receipts from (payments on) off-market derivative contracts	(19,260,104)	8,800,000
Purchases of treasury stock	(1,855)	(2,741)
Payments of dividends	(2,257,901)	(1,060,448)
Net cash provided (used) by financing activities	(5,713,322)	8,174,948

Increase (decrease) in cash and cash equivalents	958,298	(8,251,884)
Cash and cash equivalents at beginning of year	2,438,511	10,690,395
Cash and cash equivalents at end of year	$3,396,809	$2,438,511

Supplemental Disclosures of Cash Flow Information

Interest paid (net of capitalized interest)	$997,085	$1,021,142
Income taxes paid (net of refunds received)	$384,249	$(1,391,225)

Gross additions to properties and equipment	$46,791,346	$31,485,015
Value of shares used for acquisitions	(3,510,001)	(10,272,288)
Net (increase) decrease in accounts payable for properties
and equipment additions	796,529	144,792
Capital expenditures and acquisitions	$44,077,874	$21,357,519

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

Derivative Contracts as of Sept. 30, 2022

				Collar Average	Collar Average
Fiscal Period	Product	Volume Mcf/Bbl	Swap Price	Floor Price	Ceiling Price
2023	Natural Gas	1,415,000		$4.13	$7.69
2023	Natural Gas	2,100,000	$3.24
2024	Natural Gas	135,000		$3.28	$5.98
2024	Natural Gas	380,000	$3.41

2023	Crude Oil	15,000		$75.00	$96.00
2023	Crude Oil	72,750	$63.65
2024	Crude Oil	14,250	$74.91

Non-GAAP Reconciliation

This press release includes certain “non-GAAP financial measures” as defined under the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, including Regulation G. These non-GAAP financial measures are calculated using GAAP amounts in the Company’s financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in the Company’s financial statements prepared in accordance with GAAP (including the notes thereto), included in the Company’s SEC filings and posted on its website.

Adjusted EBITDA Reconciliation

We define “adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, or EBITDA, excluding non-cash gains (losses) on derivatives and gains (losses) on asset sales and including cash receipts from (payments on) off-market derivatives and restricted stock and deferred directors’ expense. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated:

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended	Third Quarter Ended
	Sept. 30, 2022	Sept. 30, 2021	Sept. 30, 2022	Sept. 30, 2021	June 30, 2022
Net Income (Loss)	$9,158,468	$(3,764,200)	$20,409,272	$(6,217,237)	$8,589,010
Plus:
Income tax expense
(benefit)	2,431,000	450,949	4,202,000	(651,051)	976,000
Interest expense	471,716	204,925	1,164,992	995,127	286,345
DD&A	1,550,410	1,569,631	7,278,118	7,745,804	2,022,832
Impairment	2,703	4,620	14,565	50,475	6,277
Less:
Non-cash gains (losses)
on derivatives	1,639,703	3,124,035	(2,299,518)	(4,276,820)	3,282,921
Gains (losses) on asset sales	3,558,611	247,543	4,423,648	309,344	693,750
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(1,057,197)	8,800,000	(7,522,794)	8,800,000	(1,284,024)
Restricted stock and deferred
director's expense	1,037,179	325,567	2,403,525	1,035,666	574,333
Adjusted EBITDA	$8,395,965	$4,219,914	$25,825,548	$15,726,260	$7,194,102

(1) The initial receipt of $8.8 million of cash from BP Energy Company, or BP, for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP had no effect on the Company’s statement of operations.

Debt to Adjusted EBITDA (TTM) Reconciliation

“Debt to adjusted EBITDA (TTM)” is defined as the ratio of long-term debt to adjusted EBITDA on a trailing 12-month (TTM) basis. We have included a presentation of debt to adjusted EBITDA (TTM) because we recognize that certain investors consider such ratios to be a useful means of measuring our ability to meet our debt service obligations and for evaluating our financial performance. The debt to adjusted EBITDA (TTM) ratio has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of debt to adjusted EBITDA (TTM) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA on a TTM basis and of the resulting debt to adjusted EBITDA (TTM) ratio:

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

	TTM Ended	TTM Ended
	Sept. 30, 2022	Sept. 30, 2021
Net Income (Loss)	$20,409,272	$(6,217,237)
Plus:
Income tax expense (benefit)	4,202,000	(651,051)
Interest expense	1,164,992	995,127
DD&A	7,278,118	7,745,804
Impairment	14,565	50,475
Less:
Non-cash gains (losses)
on derivatives	(2,299,518)	(4,276,820)
Gains (losses) on asset sales	4,423,648	309,344
Plus:
Cash receipts from (payments on)
off-market derivative contracts(1)	(7,522,794)	8,800,000
Restricted stock and deferred
director's expense	2,403,525	1,035,666
Adjusted EBITDA	$25,825,548	$15,726,260

Debt	$28,300,000	$17,500,000
Debt to Adjusted EBITDA (TTM)	1.10	1.11

(1) The initial receipt of $8.8 million of cash from BP for entering into the off-market derivative contracts had no effect on the Company’s statement of operations and was considered cash flow from financing activities. A portion of subsequent settlements with BP has no effect on the Company’s statement of operations.

Pretax Net Income (Loss) Excluding Non-cash Derivative Gains (Losses) Reconciliation

“Pretax net income (loss) excluding non-cash derivative gains (losses)” is defined as earnings before taxes, excluding non-cash gains (losses) on derivatives. We have included a presentation of pretax net income (loss) excluding non-cash derivative gains (losses) because we recognize that certain investors consider this amount to be a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Pretax net income (loss) excluding non-cash derivative gains (losses) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of pretax net income (loss) excluding non-cash derivative gains (losses) may not be comparable to a

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to pretax net income (loss) excluding non-cash derivative gains (losses) for the periods indicated:

	Fourth Quarter Ended	Fourth Quarter Ended
	Sept. 30, 2022	Sept. 30, 2021
Net Income (Loss)	$9,158,468	$(3,764,200)
Plus:
Income tax expense (benefit)	2,431,000	450,949
Less:
Non-cash gains (losses)
on derivatives	1,639,703	3,124,035
Pretax Net Income (Loss) excluding
Non-cash Derivative Gains (Losses)	$9,949,765	$(6,437,286)

Weighted average shares outstanding
Basic	35,573,813	30,207,492
Diluted	35,916,878	30,207,492

Pretax Net Income (Loss) excluding Non-cash
Derivative Gains (Losses) per basic and diluted share	$0.28	$(0.21)

PHX Minerals Inc. (NYSE: PHX) Fort Worth-based, PHX Minerals Inc. is a natural gas and oil focused mineral company with a strategy to proactively grow its mineral position in its core focus areas. PHX owns mineral acreage principally located in Oklahoma, Texas, Louisiana, North Dakota and Arkansas. Additional information on the Company can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, the Company can give no assurance such expectations will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties,

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PHX Minerals Inc.

Reports Fourth Fiscal Quarter 2022 Results …cont.

many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

*****END*****